EXHIBIT 10.2

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 1, 2021 by and between Bryan Capital Investors LLC, a Texas limited liability company (“Seller”) and iBio, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns certain equity in Buyer more specifically described in Article V of iBio’s Certificate of Designation as iBio CMO Preferred Tracking Stock (the “Tracking Stock”) and certain equity interest in iBio CDMO LLC, a Delaware limited liability company (the “CDMO Equity”, and together with the Tracking Stock, the “Equity”); and

WHEREAS, Seller desires to sell, convey, assign and transfer to Buyer, and Buyer desires to purchase and accept the Equity on the terms and subject to the conditions set forth within this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual and dependent promises set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
THE TRANSACTION

1.1              Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and effective upon the execution hereof, Buyer shall purchase and accept from Seller, and Seller shall sell, convey, assign and transfer to Buyer, the Equity. The Equity shall be purchased at an aggregate purchase price of Fifty Thousand Dollars ($50,000) and the issuance of Warrants (the “Purchase Price”) and the other good and valuable consideration described herein. Buyer shall pay the Purchase Price to Seller concurrently with the execution of this Agreement by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Buyer.

1.2              Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby. Seller shall instruct the Company to execute and deliver such additional documents, instruments, and certificates as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

1.3              Fees and Expenses. Buyer and Seller shall each be responsible for its own respective fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1              Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to perform Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.2              Title to Equity. Seller has good, valid and marketable title to the Equity, free and clear of any and all security interests, liens, claims, pledges, encumbrances or other rights or claims of any other person of any kind or any preemptive or similar rights (collectively, “Encumbrances”), other than as set forth in the formation documents of the Company (collectively, “Permitted Encumbrances”). Upon the execution hereof and payment of the Purchase Price, Buyer will acquire all of Seller’s right, title and interest in and to, the Equity purchased from Seller hereunder, free and clear of any and all Encumbrances other than Permitted Encumbrances. The Equity being sold represents all of Seller’s interest in iBio, Inc. and iBio CDMO, LLC.

2.3              Non-Contravention. Neither Seller’s execution and delivery of, and performance under, this Agreement nor the consummation of the transactions contemplated hereunder conflict with, violate, or constitute a default under any contract or agreement to which Seller is a party or create or impose of any Encumbrance or any additional liability on Seller.

2.4              Absence of Claims. To the actual knowledge of Seller, there are no facts or circumstances that would give rise to or relate in any way to any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation (collectively, “Actions”) that are pending Seller as relates to the Equity.

2.5              No Consent. No consent, approval or other authorization of, or filing with, any individual, corporation, partnership, trust or unincorporated organization or any government or an agency or political subdivision thereof, or any other person or entity is required for the valid execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1              Authorization of Agreement. Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and Buyer has all requisite power, authority and legal capacity to perform Buyer’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2              Non-Contravention. Neither Buyer’s execution and delivery of, and performance under, this Agreement nor the consummation of the transactions contemplated hereunder conflict with, violate, or constitute a default under any contract or agreement to which Buyer is a party or create or impose of any Encumbrance or any additional liability on Buyer.

3.3              Absence of Claims. There are no facts or circumstances that would give rise to or relate in any way to any Actions that are pending or could be potentially be brought against Buyer or Seller, as relates to the Equity, or otherwise relating to the Equity.

3.4              No Consent. No consent, approval or other authorization of, or filing with, any individual, corporation, partnership, trust or unincorporated organization or any government or an agency or political subdivision thereof, or any other person or entity is required for the valid execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

3.5              Investment Purpose. Buyer is acquiring the Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE IV
MISCELLANEOUS

4.1              Notices. All notices and other communications to be given or made in connection with this Agreement shall be in writing and shall be deemed to have been given or made when given or made if such notice or communication is in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid) or transmitted by facsimile or email to the parties at the following addresses and numbers (or at such other addresses as shall be furnished by the parties by like notice):

To Seller:	Timothy Sullivan, c/o Bryan Capital LLC, 3811 Turtle Creek Blvd., Suite 975, Dallas, TX, 75219. Email: tsullivan@dartinterests.com

with a copy to:	Vinson & Elkins L..P. 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201 Attention: Prentiss Cutshaw Email address: pcutshaw@velaw.com Reference: KBD550/16000

To Buyer:	iBio, Inc. 8800 HSC Parkway Bryan, Texas 77807 Attention: Robert Lutz Email address: rob.lutz@ibioinc.com

with a copy to:	Venable LLP 750 East Pratt Street, Suite 900 Baltimore, Maryland 21201 Attention: Charles Morton Email address: CJMorton@Venable.com

4.2              Indemnification.

(a)                     Following the Closing, Seller agrees to indemnify and hold harmless Buyer, and any of Buyer’s representatives and agents, from and against any Claims (as defined below) directly or indirectly arising from or related to (i) any breach of any representation or warranty made by Seller in this Agreement; or (ii) any breach by Seller of any covenant or obligation of Seller under this Agreement.

(b)                     Following the Closing, Buyer agrees to indemnify and hold harmless each Seller Released Party (as defined below) from and against any Claims directly or indirectly arising from or related to (i) any breach of any representation or warranty made by Buyer in this Agreement; (ii) any breach by Buyer of any covenant or obligation of Buyer under this Agreement; or (iii) the business, ownership, assets, liabilities, or operations of Buyer, iBio CDMO LLC or their respective subsidiaries and affiliates.

4.3              Release. Buyer, on behalf of itself and each of its equityholders, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates, in each case (collectively, the “Buyer Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and discharges Seller, and each of its, members, equityholders, managers, directors, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Seller Released Parties”) from any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, accounts, covenants, contracts, agreements, costs, judgments, and demands whatsoever, whether at law, in equity, contract, tort, or otherwise (whether fixed or contingent, known or unknown, liquidated or unliquidated) (each, a “Claim”) which any of the Buyer Releasing Parties now has, or may hereafter have, against any of the Seller Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to execution of this Agreement, including any Claim arising from or related to the business, ownership, assets, liabilities, or operations of Buyer, iBio CDMO LLC or their respective subsidiaries and affiliates prior to the execution of this Agreement. For the avoidance of doubt, Seller Released Parties shall include, without limitation, Tim Sullivan. Each of the Buyer Releasing Parties shall refrain from, directly or indirectly, asserting any Claim or demand or commencing, instituting, or causing to be commenced, any Action of any kind against any Seller Released Party based upon any matter released pursuant to this Section 4.3. In entering into this release of claims, Buyer acknowledges and agrees, on behalf of itself and each Buyer Releasing Party, that Claims or facts in addition to or different from what they now know, believe, or suspect to exist might hereafter be discovered; nevertheless, it is its intention by entering into this Agreement to fully, finally, and forever release, discharge, and settle all of the Claims described in the release contained in this Section 4.3, notwithstanding the existence or possible future discovery of any such additional or different Claim or fact, and the existence or possible future discovery of any such additional or different Claim or fact will in no manner affect this Agreement or the release set forth herein.

4.4              Termination of Other Agreements. Subject to Section 4.3, all agreements between Buyer and Seller, including all affiliates of either party contained in any agreement, including, without limitation, any obligations contained in any organizational document of Inc., including its Charter, the Amended and Restated Limited Liability Company Agreement of CDMO dated January 13, 2016 (as amended), the License Agreement between Inc. and CDMO dated January 13, 2016, and any other agreements related to the Equity are hereby terminated and all claims relating thereto, including but not limited to any entitlement to dividends, are waived and released.

4.5              Headings; Entire Agreement; Counterparts; Amendments; Third Party Beneficiaries. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto. Except as set forth in Section 4.2, this Agreement is not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder.

4.6              Assignees. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

4.7              Governing Law; No Jury Trial. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any of the transactions contemplated herein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims.

4.8              Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.9              Specific Performance. The parties hereto shall acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

4.10          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.11          Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.

SELLER:

BRYAN CAPITAL INVESTORS LLC, a Texas limited liability company

By:	/s/ Tim Sullivan
Tim Sullivan, Chief Financial Officer

Signature Page

Equity Purchase Agreement

BUYER:

IBIO, INC.

By:	/s/ Robert Lutz
	Name:	Robert Lutz
	Title:	Chief Financial and Business Officer

[Signature Page to Equity Purchase Agreement]